Exhibit 5.1

August 28, 2026

New Horizon Aircraft Ltd.

3187 Highway 35

Lindsay, Ontario K9V 4R1

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-3 of New Horizon Aircraft Ltd. (the “Company”)

We have acted as Canadian counsel to the Company in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”) relating to offers and sales from time to time of up to US$200,000,000 of Offered Securities (defined below). The Registration Statement includes two prospectuses: (i) a base prospectus (the “Base Prospectus”) and (ii) a sales agreement prospectus (the “Sales Agreement Prospectus”), covering up to US$50,000,000 of Class A ordinary shares, without par value in the authorized share structure of the Company (the “Common Shares”) that may be sold under the Capital on Demand™ Sales Agreement dated February 14, 2025 (the “Sales Agreement”) with JonesTrading Institutional Services LLC (such Common Shares, the “Placement Shares”).

The Base Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, including the Base Prospectus (as supplemented from time to time by one or more Prospectus Supplements) and the Sales Agreement Prospectus will provide, as applicable, for the registration by the Company of the sale of:

(i)	Common Shares (the “Base Prospectus Shares”);

(ii)	preferred shares, without par value of the Company (the “Preferred Shares”) in one or more series which may include Preferred Shares that are exchangeable for or convertible into Base Prospectus Shares or another series of Preferred Shares;

(iii)	debt securities of the Company (the “Debt Securities”), in one or more series, which may include Debt Securities that are exchangeable for or convertible into Base Prospectus Shares or Preferred Shares, that will be issued under one or more indentures (each, an “Indenture”) between the Company and a trustee to be named therein;

(iv)	warrants to purchase Base Prospectus Shares, Preferred Shares or Debt Securities (the “Warrants”) that will be issued under one or more warrant agreements (each, a “Warrant Agreement”) between the Company and a warrant agent to be named therein;

(v)	rights to purchase Base Prospectus Shares, Preferred Shares or Debt Securities (the “Rights”) as may be designated at the time of the offering at a future date or dates that will be issued under one or more purchase agreements (each, a “Rights Agreement”) between the Company and a rights agent to be named therein;

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(vi)	units consisting of Base Prospectus Shares, Preferred Shares, Debt Securities, Warrants, Rights or any combination of the foregoing (the “Units”), that will be issued under one or more unit agreements (each, a “Unit Agreement”) between the Company and a unit agent to be named therein; and

(vii)	the Placement Shares (and together with the Base Prospectus Shares and the Preferred Shares the “Offered Securities”).

In connection with giving this opinion, we have examined, among other things:

(a)	the Registration Statement (including exhibits thereto); and

(b)	a certificate of an officer of the Company dated the date hereof with respect to certain factual matters referred to herein (the “Officer’s Certificate”) and to which is attached a certified copy of the following:

(i)	the Company’s notice of articles (the “Notice of Articles”), as in effect on the date hereof;

(ii)	the Company’s articles (together with the Notice of Articles, the “Constating Documents”), as in effect on the date hereof; and

(iii)	the resolutions of the Company’s Board of Directors relating to the Registration Statement and other matters.

We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.

As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon the statements and representations contained in the Officer’s Certificate. We have also assumed that, at the time of issuance of any Offered Securities:

(a)	the Constating Documents and the Applicable Law (defined below) shall not have been amended so as to affect the validity of such issuance;

(b)	the Registration Statement, as finally amended (including all necessary post-effective amendments), has become and remains effective under the Securities Act;

(c)	an appropriate amended Base Prospectus or Prospectus Supplement with respect to the applicable Offered Securities has been prepared, delivered, and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(d)	all Offered Securities will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the Base Prospectus and the appropriate Prospectus Supplement;

(e)	the Offered Securities are issued in accordance with the terms of their governing instruments;

(f)	any applicable Indenture, Warrant Agreement, Rights Agreement, or Unit Agreement will have been duly authorized, executed and delivered by the Company and the other parties thereto, as applicable, and constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their terms;

(g)	the Sales Agreement with respect to Placement Shares has been duly authorized, executed and delivered by the Company and the other parties thereto, and is a legally valid and binding obligation of the parties thereto; and

(h)	if the Offered Securities are to be sold pursuant to a brokered offering, the underwriting, purchase or agency agreement with respect to the applicable Offered Securities will have been duly authorized, executed and delivered by the Company and the other parties thereto, and is a legally valid and binding obligation of the parties thereto.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein (the “Applicable Law”).

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.	With respect to any Base Prospectus Shares which may be offered pursuant to the Registration Statement, including any Base Prospectus Shares duly issued (i) upon the exchange or conversion of any Preferred Shares that are exchangeable for or convertible into Base Prospectus Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Base Prospectus Shares, (iii) upon the exercise of any Warrants exercisable for Base Prospectus Shares, (iv) pursuant to a Right or (v) as a component of a Unit, when:

a.	the issuance and sale, as applicable, of such Base Prospectus Shares have been duly authorized by all necessary corporate action in conformity with the Constating Documents (as then in effect), and the Business Corporations Act (British Columbia) (the “BCBCA”) (as then in effect), and do not violate any Applicable Law or result in a default under or breach of any agreement or instrument binding upon the Company or its subsidiaries;

b.	the full consideration for the Base Prospectus Shares, determined to be adequate by the Company’s Board of Directors (or a duly authorized committee thereof), or as provided pursuant to the applicable Indenture, Warrant Agreement, Rights Agreement or Unit Agreement, as the case may be, has been received by the Company; and

c.	if certificated, the certificates representing the Base Prospectus Shares have been duly executed and delivered by the Company (or if uncertificated, a book-entry notation), against payment of the agreed-upon consideration therefor in the manner contemplated in the Registration Statement or any Prospectus Supplement relating thereto, the Base Prospectus Shares will be validly issued, fully paid and non-assessable.

2.	With respect to any Preferred Shares which may be offered pursuant to the Registration Statement, including any Preferred Shares duly issued (i) upon the exchange or conversion of any Preferred Shares that are exchangeable for or convertible into another series of Preferred Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Preferred Shares, (iii) upon the exercise of any Warrants exercisable for Preferred Shares, (iv) pursuant to a Right or (v) as a component of a Unit, when:

a.	the issuance and sale of such Preferred Shares, as applicable, have been duly authorized by all necessary corporate action in conformity with the Constating Documents (as then in effect), and the BCBCA (as then in effect), and do not violate any Applicable Law or result in a default under or breach of any agreement or instrument binding upon the Company or its subsidiaries;

b.	the full consideration for the Preferred Shares, determined to be adequate by the Company’s Board of Directors (or a duly authorized committee thereof), or as provided pursuant to applicable Indenture, Warrant Agreement, Rights Agreement or Unit Agreement, as the case may be, has been received by the Company; and

c.	if certificated, the certificates representing the Preferred Shares have been duly executed and delivered by the Company (or if uncertificated, a book-entry notation), against payment of the agreed-upon consideration therefor in the manner contemplated in the Registration Statement or any Prospectus Supplement relating thereto, the Preferred Shares will be validly issued, fully paid and non-assessable.

3.	The offer and sale of the Placement Shares has been duly authorized by the Company and, when the Placement Shares are issued and paid for in accordance with the terms of the Sales Agreement, the Placement Shares will be validly issued, fully paid and non-assessable Class A ordinary shares in the authorized share structure of the Company.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm therein and in the Base Prospectus, the Sales Agreement Prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

This opinion is delivered exclusively for the use of the person to whom it is addressed and is not to be used or relied upon by third parties.

Yours truly,

/s/ GOWLING WLG (CANADA) LLP